CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees and Shareholders

Wells Fargo Funds Trust

We consent to the use of our report dated November 24, 2015, with respect to the financial statements of Wells Fargo Index Asset Allocation Fund (formerly known as Wells Fargo Advantage Index Asset Allocation Fund), one of the funds constituting the Wells Fargo Funds Trust, as of September 30, 2015, incorporated herein by reference and to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts

October 26, 2016